DISTRIBUTION AGREEMENT

THIS AGREEMENTis made August 3, 2009

BETWEEN:

FERTILIZER KING CORPORATION LIMITED

a corporation incorporated under the laws of Hong Kong, PRC

WITH CORPORATE OFFICES AT :

12121 Wilshire Boulevard Suite 1400
Los Angeles, California
90025, USA

Phone: +1-866-575-6854
Fax: +1-877-420-7950
Email:info@fertilizerking.com

 (“ FK”)

- and -

TARA MINERALS CORP.

a corporation incorporated under the laws of the State of Nevada

(the “ Distributor”)

WHEREAS:

A.

FK manufactures and sells the Product (hereinafter defined).

B.

FK desires to retain the services of the Distributor as FK’s exclusive distributor of the Product in the Territory (hereinafter defined).

NOW THEREFORE, in consideration of the sum of $10 and the recitals and the mutual covenants contained hereinafter and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.

INTERPRETATION

1.1

Definitions

In this Agreement, the following terms have the following meanings:

“ Agreement” means this distribution, including the schedules thereto;

“ Confidential Information” means any and all

(a)

information that is not available to the public;

(b)

knowledge and information of a confidential or proprietary nature related to a Party, its equipment designs, manufacturing techniques and formulas, product development know-how, sales and distribution confidential data or its operations in general which the other Party may acquire from first Party; and

(c)

communications between FK and the Distributor,

other than information that (i) becomes publicly available as a result of a disclosure in breach of this agreement, (ii)  becomes available on a non-confidential basis from a source other than the other Party or its representatives, so long as that source is not bound by a confidentiality agreement or otherwise prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation, or (iii) was already known to the other Party on a non-confidential basis;

“ Minimum Sales Requirement” has the meaning ascribed thereto in Section                                                    5.4.1;

“Party”means a party to this agreement;

“ Product” means the fertilizers and similar products produced by FK or any of FK’s affiliates;

“ Sales Contract(s)” has the meaning ascribed thereto in Section 5.1(a);

“ Term” has the meaning ascribed thereto in Section 4.1; and

“ Territory” means the Federal Republic of Mexico.

1.2

Gender and Number

In this Agreement, words in the singular include the plural and vice-versa and words in one gender include all genders.

1.3

Currency

“Dollars” or “$” refers to United States Dollars. All payments made pursuant to this Agreement shall be made in United States Dollars unless mutually agreed upon by both parties.

2.

APPOINTMENT

2.1

Appointment of Distributor

FK hereby grants to the Distributor exclusive promotional, sales and distribution rights regarding the promotion, sale and distribution of the Product in the Territory and the Distributor accepts such rights, all upon and subject to the terms and conditions of this agreement.

2.2

Exclusivity of Appointment

2.2.1

Provided that the Distributor has met the Minimum Sales Requirement, the Distributor shall be the sole and exclusive distributor of FK’s Product within the Territory.

2.2.2

FK shall not, directly or indirectly:

(a)

appoint or employ any other sales representative, agent or distributor in the Territory;

(b)

distribute or sell the Product in the Territory, except as provided in this Agreement; and

(c)

knowingly, offer or sell Product to any purchaser or agent who intends to use or export the Product, or resell the Product for delivery, in the Territory.

2.2.3

The Distributor shall be entitled to liquidated damages equal to $100.00 per tonne upon any sales made in contravention of Section 2.2.2 above.

2.3

Sub-distributors

2.3.1

The Distributor may appoint sub-distributors covering all or part of the Territory, provided that such sub-distributors shall be subsidiaries of the Distributor or entities with which the Distributor shall have a contractual relationship. The Distributor must notify FK of any newly appointed or formed sub-distributor that are controlled by the Distributor. All other sub-distributors must be approved in writing by FK, but approval will not be duly withheld without cause.

2.4

Customer Enquiries

2.4.1

FK agrees that all enquiries with respect to, and all orders for, the Product received by FK from the Territory shall be promptly referred to the Distributor. FK further agrees that is shall not sell or provide the Product to any other party without first obtaining an agreement that such third party shall not re-sell or distribute the Product within the Territory.

2.5

Relationship Between the Parties

2.5.1

The Parties agree that the Distributor is an independent contractor in accordance with the terms and conditions of this Agreement, and not an employee, legal representative, agent or partner of FK for any purpose whatsoever.

2.5.2

Nothing contained in this Agreement shall be deemed to constitute FK or the Distributor, representatives, or employees of each other for any purpose. FK and the Distributor are not granted, and shall not represent in any way that they possess, any right or authority to assume any obligation to make any agreement or commitment express or implied, on behalf of or in the name of each other, or to bind each other in any manner. The Distributor is solely responsible for complying with all legal and regulatory requirements and for all efforts of the Distributor in promoting, selling and distributing the Product in the Territory.

2.5.3

The Distributor agrees not to pledge or bind the credit of FK in any way and not to act as to compromise FK's credit and to undertake no guarantee or warranty in respect of the Product of FK except as provided in writing by FK, and in all matters of trade or technical description, shall follow such description as established or ratified by FK in relation to suitability for use of the Product in the Territory.

2.5.4

Upon the attainment of annual sales of Product in the Territory exceeding 150,000 tonnes, FK and the Distributor shall in good faith negotiate a joint venture relationship regarding production of the Product in the Territory.

3.

REMUNERATION OF THE DISTRIBUTOR

3.1

Distributor’s Fee

The Distributor shall sell the Product in the Territory at prices set by the Distributor, such prices to be determined solely by the Distributor at its discretion. The difference between what the Distributor sells the Product and the price for such Product payable to FK, as further detailed in Subsection 5.3.2, shall comprise the Distributor’s gross margin (the “Distributor’s Fee”).

The Distributor shall pay FK for Product supplied by FK in the manner specified in Section 5.3.6.

All of the Distributor’s expenses for traveling, maintenance, entertainment, office, clerical, employee wages, income and other tax, insurance, telephone, and all other selling and operating expenses incurred by the Distributor shall be borne solely by the Distributor and FK shall not in any way be responsible or liable for such expenses. The Distributor shall provide, manage and control at its own expense, adequate personnel, and equipment, office and communication facilities, to perform its obligations under this Agreement.  Subject to the prior written approval by FK, certain expenses made in support of the Distributor’s activities in the Territory, may qualify for reimbursement by FK.

4.

TERM AND TERMINATION

4.1

Term

This agreement shall commence on the later of: (i) the date of this agreement; (ii) the date when an import licence has been granted to the Distributor by Mexico for the Product; or (iii) the date when FK gives notice to the Distributor that it is in a position to deliver, on 60 days notice, Product at levels of no less than 20,000 tonnes per month, and shall continue for an initial period of 10 years (the “Initial Term”) and shall automatically be extended for an additional 10-year period unless terminated in accordance with Section 4.2 (cumulatively, the “ Term”).

4.2

Termination

The Agreement may be terminated:

(a)

by the Distributor following the end of the Initial Term (upon delivery of written notice no less that 120 days prior to the termination date);

(b)

by either party, without prejudice to the rights of either party to money due or to become due under this Agreement, effective immediately and without any requirement of notice, in the event that the other party becomes insolvent, files a petition in bankruptcy, files a petition seeking any reorganization, arrangement, composition, or similar relief under any federal, state or provincial law regarding insolvency or relief for debtors, or makes an assignment for the benefit of creditors or similar undertaking, or if a receiver, trustee or similar officer is appointed for the business or property of the other party or if a petition in bankruptcy is filed against the other party and not dismissed within 60 days of being filed;

(c)

by written agreement signed by FK and the Distributor;

(d)

by either party, at any time without liability of one Party as against the other, if the situation among nations renders the performance of this Agreement illegal;

(e)

by the Distributor, upon 90 days written notice if FK is unable to fulfill the requirements of this contract to supply the Product to the Distributor for reasons of production capacity on the part of FK;

(f)

FK will be entitled to liquidate damages equal to $100 per tonne and have the option to terminate the Agreement upon any sale of product outside of the Territory or any sale of altered FK product not approved in advance by FK..

(g)

provided that the basis for terminating this Agreement has been confirmed by arbitration in accordance with Section 8.1:

(i)

by either party, if the other Party is guilty of any grave misconduct, dishonesty or wilful neglect in the discharge of his duties hereunder;

(ii)

by either party, in the event that the other party has not performed any material covenant, other than a default in payment which shall be dealt with pursuant to Section 4.2(g)(iii), or has otherwise breached any material term of this Agreement upon the expiration of 30 days notice to cure; or

(iii)

by FK in the event that the Distributor is in default in any payment to FK for a period of 30 days after demand from FK.

4.3

Effect of Termination

4.3.1

Where either party receives notice of termination of the Agreement pursuant to Section 4.2 above, such party shall have the right to refer the matter to arbitration pursuant to Section 8.1. For greater certainty, where termination is pursuant to Section 4.2(f), this Agreement shall continue in full force and effect unless termination is a remedy prescribed by the arbitral panel

4.3.2

Upon termination of this agreement for any reason:

(a)

each Party will reconvey and release to the other party all rights and privileges granted by this agreement, except as provided in section 4.4;

(b)

the Distributor will return to FK all advertising, informational or technical material given to Distributor by FK;

(c)

the Distributor will cease using FK's trade names and trade marks and thereafter refrain from holding itself out as an authorized distributor of FK;

(d)

the Distributor shall return any advertising, sales promotional material, technical literature, product sales manuals, and customer promotional catalogues; and

(e)

each Party will immediately pay all amounts owing by it to the other Party.

4.3.3

Notwithstanding the termination or expiry of this agreement, the Parties will cooperate with each other after such termination or expiry to carry out any current outstanding accepted purchase orders.

4.4

Survival

The provisions of this section and of sections 6, 7 and 8 shall survive the termination of this agreement and continue in full force and effect.

5.

OBLIGATIONS OF THE PARTIES

5.1

Obligations of the Distributor

The Distributor shall:

(a)

use its best efforts to market the Product in the Territory, negotiate, settle the terms and conditions of, conclude and sign sales contracts or other arrangements relating to the sale of Product in the Territory (each a “ Sales Contract”);

(b)

administer all Sales Contracts, including documentation, settlement of disputes, collection of accounts and all other matters that may be necessary to develop, implement and maintain the Sales Contracts;

(c)

Arrange letters of credit as applicable in connection with the purchase of the Product upon order placement under a Sales Contract, unless other credit arrangements have been made with respect to the purchaser under such Sales Contract. [NTD: Trade financing mechanics to be clarified with FK’s and Distributor’s financial institutions]

(d)

perform or incur the expense of any translation of material and staff training to the extent the Distributor so requires;

(e)

utilize the services of technically qualified personnel in the sale of the Product in the Territory when employing or contracting to selling agents, sales teams and area distributors within the Territory and ensure that and such agents, sellers and distributors in the Territory conform to the intent and the terms and conditions as stated herein;

(f)

limit sales activities to the Territory;

(g)

use best efforts to meet the Minimum Sales Requirement;

(h)

furnish to FK  on a quarterly basis the terms of sales relating to the Product;

(i)

furnish to FK on a quarterly basis, reports listing all current and potential clients and customers, names, address, email and contact person and amount of product they purchase on a monthly basis;

(j)

the Distributor will have on staff their own sales agents to document orders and pass onto the FK office, this whole process will be done and recorded through Internet;

(k)

all the Distributor sales must be conducted through the Internet by using FK’s Internet based sales software platform;

(l)

not issue any press release regarding FK products, in or outside the Territory, or in respect of the Territory, without the prior written consent of  FK, with such consent to be given in a timely manner and such consent not to be withheld where the release is required to comply with the reporting jurisdiction;

(m)

The Ditributor must purchase yearly insurance coverage for third party liability and product insurance,respect and fulfill, at FK’s expense, the terms and conditions of any Product warranty;

(n)

protect the goodwill associated with the Product and promptly advise FK of any known or threatened infringement of or challenge to the proprietary rights and upon request, support FK in securing and protecting such proprietary rights and in opposing unfair competition of other firms, all at the expense of FK;

(o)

comply with all local laws, certifications, licensing regulations and rulings of governmental bodies having jurisdiction over the Distributor’s business in respect to the sale and delivery of the Product;

(p)

use its most reasonable business practices to provide quality customer service to the end user, including assisting FK in verifying any warranty claims;

(q)

immediately advise FK if the Distributor has any knowledge of the commencement or threat of any legal proceeding or claim based on any alleged defect of any Product;

(r)

provide FK with information of a common interest concerning the Product’s penetration, sales forecasts, competition, trend analysis and the like; including providing, if practicable, advance rolling quarterly sales volume forecast to allow FK ample time to ramp up manufacturing to meet the anticipated needs; and

(s)

Meet annually with FK to establish a sales and marketing plan for the following 12 month period, with FK covering the costs of such meetings after the second year.

5.2

Obligations of FK

FK shall:

(a)

permit the Distributor to hold itself out as the sole and exclusive distributor for the Product in the Territory;

(b)

advise the Distributor regularly with regard to Product information, specifications, performance, price lists, delivery, customer reactions in other territories, Product and service information and activities of FK’s competitors;

(c)

provide the Distributor with all reasonable sales assistance required to assist the Distributor in performing its obligations under this Agreement;

(d)

within 60 days of signing this Agreement, make available for shipment to the Distributor of an initial order of 20 tonnes of Product listed in Schedule “A” for testing and sampling purposes at a price of USD $300 per Tonne forthwith upon amendment of Schedule “A” to include new Product, provide a test order of 20 tonnes of such new Product for testing upon the same terms;

(e)

keep confidential any pricing terms or arrangements with the Distributor and shall not reveal such terms or arrangements to any retailers or sub-distributors of the Distributor, and at all times provide the Distributor with a price no higher than the price given to FK’s most favored customers;

(f)

FK must purchase product insurance to cover the product internationally;

(g)

use reasonable commercial efforts to support the Distributor to distribute market and sell the Product;

(h)

provide specifications and instructions with respect to the Product and their use as per agreed terms of accepted Sales Contracts, and to provide such information in English to the Distributor. make its best efforts to have the Product delivered within  60 days of any order, or as mutually agreed on a given sales transaction;

(i)

deliver all Product as instructed by the Distributor or designated staff at the agreed port, packaged in accordance with the requirements of the particular Sales Contract;

(j)

immediately advise the Distributor if FK has any knowledge of any alleged or confirmed defect of any Product, of any other matters of which FK has knowledge or notice which may affect the performance, quality and safety of the Product or of the commencement or threat of any action, administrative or regulatory enquiry or suit based on any alleged or confirmed defect of any Product;

(k)

notify the Distributor promptly of any condition which would curtail production or prevent or delay shipment of Product;

(l)

supply to the Distributor, and in accordance to the requirements of the Distributor and Mexican applicable law, in electronic form appropriate sales promotional material, technical and safety literature and manuals;

(m)

provide the Distributor in electronic form, appropriate documents, point of sale media, and support for marketing and promotion materials within its Territory;

(n)

provide the information necessary to obtain any necessary import, regulatory, country approvals and permits in the Territory;

(o)

not contact any customers of the Distributor without the express written consent of the Distributor except in the event of material breach of the terms of this Agreement by the Distributor, or to respond to an inquiry by a customer and any response will be copied to the Distributor. Moreover, any and all communications including but not limited to those requests for the Product or Product information or services, solicitations, interviews, policy requests, and inquiries with respect to the Territory shall immediately be passed on to the Distributor;

(p)

refer to the Distributor promptly all bids, offers and enquiries received by FK from prospective buyers or other parties interested in purchasing Product in or for the Territory, as well as all correspondence relating to any of the services provided by the Distributor pursuant to this Agreement;

(q)

not issue any press release in the Territory, or in respect of the Territory, without the prior written consent of the Distributor;

(r)

provide the Distributor timely information as to research and development of new Products in  development as they are known to FK, such that the Distributor may plan its purchase and sales strategy well in advance of possible changes to the Product line; and

(s)

maintain and protect any Patents and or product licenses in the Distributor’s Territory, and insure and save harmless the Distributor from infringement of such intellectual property in the Territory.

5.3

Terms of Sale of Product

5.3.1

Sales of Product by FK to the Distributor will be subject to the general terms and conditions of sale set forth in Schedule “B”.

5.3.2

The price of the Product as offered by FK to the Distributor is listed in Schedule “A” hereto, and such price shall be in effect for the first 2 years of the Term. FK shall give 6 months’ written notice of any change in price following the initial 2 year period. FK affirms and undertakes that the price at which the Product is now and will be offered to the Distributor in the future shall not be higher than the price offered to FK’s most favored customers.

5.3.3

Product delivered by FK hereunder shall meet all of the specifications (the “ Specifications”) set out by the Distributor and shall be confirmed in writing prior to every shipment to the Territory to be of a type and quality generally acceptable to the Distributor’s customers.  The Distributor will have an representative at the port or a third party to test the product in China. FK must be paid once the product is loaded on board and the distributor has received a SGS or equivilent report, the LC must be released .

5.3.4

The Distributor shall promptly notify FK by phone, facsimile or e-mail transmission of the rejection by the Distributor of any Product and the reasons for such rejection.  In the event that the Distributor rejects Product because it fails to meet the Specifications, FK shall promptly replace the rejected Product with Product that does meet the Specifications at FK’s expense.

5.3.5

No purchase order from the Distributor to FK shall be binding upon FK unless FK has accepted it in writing.

5.3.6

The Distributor shall, when applicable and pursuant to the provisions of this Agreement, remit or facilitate payment for the Product to FK, by the following means:

(a)

bank transfer;

(b)

documentary letter of credit made payable to the Bank of FK; or

(c)

as otherwise mutually agreed,

provided that FK must approve any and all terms for payment in writing if such payment is made pursuant to Section 5.3.9(c).

5.4

Minimum Sales Requirement

5.4.1

Commencing upon delivery of written notice by FK to the Distributor, the Distributor shall sell a minimum of :

(a)

A total of 75,000 tonnes of Product within the first year;

(b)

A total of 200,000tonnes of Product in the second year;

(c)

A total of 300,000tonnes of Product in the third year; and

(d)

in each subsequent year, an amount equal to the amount of Product sold in the previous year plus a percentage equal to the percent by which gross domestic product increased in Mexico during the preceding year.

the sale requirements in Sections 5.4.1(a)-(c) being herein referred to as the “ Minimum Sales Requirement”.

6.

INDEMNITIES

6.1

Indemnity by FK

FK shall indemnify and hold harmless, including reasonable legal fees, the Distributor, its associates, employees, directors, officers, agents and other legal representatives, and the like from any and all claims, demands, actions, or legal proceedings, arising from (a)  any breach by FK or its representatives of any provision of this agreement, (b) any actual or alleged breach of any manufacturer’s product warranty, condition or representation given or deemed by applicable law to have been given by FK in respect of Product, and (c) any actual or alleged manufacturer’s product liability for any Product.  In the event of any such claim or suit, FK shall have the right to select counsel and to control the defense and settlement of such suit or claim subject to, the approval of the Distributor, which approval shall not be unreasonably withheld. The Distributor shall not settle or compromise any such claim without prior written consent of FK.

6.2

Indemnity by the Distributor

The Distributor shall indemnify and hold harmless, including reasonable legal fees, FK, its associates, employees, directors, officers, agents and other legal representatives, and the like from any and all claims, demands, actions, or legal proceedings, arising from any breach of the obligations of the Distributor under this Agreement, provided that the applicable indemnified persons promptly notifies the Distributor of any such claim or suit in writing. In the event of any such claim or suit, the Distributor and/or FK shall have the right to select counsel and to control the defense and settlement of such suit or claim, subject to the approval of the applicable indemnified person, which approval shall not be unreasonably withheld. The applicable indemnified person shall not settle or compromise any such claims without prior written consent of the Distributor.

6.3

Limitation of Liability

The Distributor’s liability under this Agreement shall not exceed an amount equal to the sale price of Product sold by the Distributor under this Agreement. The Distributor and FK shall cooperate and allocate among themselves in an equitative manner the cost of setting up in place comprehensive insurance program for the Distributor’s activities in the Territory, including adequate liability insurance coverage.

7.

INTELLECTUAL PROPERTY, NON-COMPETITION AND CONFIDENTIALITY

7.1

Non-Competition

 The Distributor will not, after the term of this agreement has terminated and for two years following the termination of this Agreement, be engaged in, be connected with, invest in, loan money to or hold shares in any business or any corporation which carries on a business which is competitive with the business carried on by FK (or it s assignee) in the Territory at the date of this Agreement and at the date of termination of this Agreement.

7.2

Confidentiality

Each Party acknowledges and agrees that:

(a)

it has no interest in the other Party’s Confidential Information, that the other Party is entitled to the exclusive use of Confidential Information and that all Confidential Information is the exclusive property of that Party;

(b)

during the Term and for a period of six month thereafter, it will

(i)

keep all of the other Party’s Confidential Information confidential;

(ii)

use Confidential Information only in connection with the performance of its obligations under this Agreement;

(iii)

not use the other Party’s Confidential Information in any way detrimental to that Party or its affairs; and

(iv)

not disclose the other Party’s Confidential Information to any third party, except as permitted hereby or with the prior written consent of the other Party.

7.3

Trade Marks, Copyright Licenses and Trade Secrets

7.3.1

FK grants to the Distributor a license to use the Trademarks of FK and any other future Trademarks acquired by FK and identified to the Distributor subject to the following limitations:

(a)

the Distributor shall distinguish its name from FK with the inclusion of region, city, area or country of service (i.e.: Fertilizer King Mexico Corp. / Ltd., LLC Etc.);

(b)

the Distributor shall not adopt or use any mark similar to the Trademarks of FK other than as allowed herein;

(c)

if the Distributor uses the Trademarks in any manner, then the Distributor shall clearly indicate itself a distributor of FK;

(d)

the Distributor shall deliver to FK at FK’s address first noted above, a sample of all labels, packaging, signs and advertising materials it will design for FK (collectively the “ Advertising Materials”) proposed to be used by the Distributor in marketing the Product at the request of FK;

(e)

FK shall provide any consent documentation in a timely way which may be required for the Distributor to register any marks, or corporate names within the confines as stated herein; and

(f)

the Distributor shall allow FK's authorized agents, with adequate notice, and during regular business hours to enter any premises where the Distributor is marketing the Product, and to inspect materials being used in connection with such marketing.trade name and packaging must have prior approvals from FK no reasonable

(g)

If the Distributor decides to Private label a line of product to a Big Chain supplier, the modifications must be approved in writing by FK, but approval will not be duly withheld without cause.  All Private labelled products must have the FK Logo on the packaging. A clause similar to “Manufactured Exclusivley for ‘XYZ’ by Fertilizer King” and the LOGO must be on all Private Lablelled products.

7.3.2

FK grants to the Distributor a limited right to use materials copyrighted by FK in marketing the Product. The Distributor shall not alter such materials except to add language identifying the Distributor and make any translations deemed appropriate, unless approved in writing from FK.

7.3.3

The Distributor acknowledges that the Patents and Trademarks and FK's copyrighted materials and any copyrighted material of FK are the property of FK. The Distributor shall not assert nor acquire, nor attempt to acquire, any rights or interest in or to any Trademarks, Patents or copyrights of FK.

7.3.4

The Distributor shall not contest nor assist others to contest such rights of FK in the Trademarks, Patents or FK’s copyrights.

7.3.5

Upon termination of this Agreement,

(a)

the licenses granted by FK to the Distributor under the terms of this Agreement shall terminate immediately;

(b)

the Distributor shall immediately cease all use of the Trademarks and FK's Trademarks and copyrights; and

(c)

the Distributor shall immediately deliver to FK Advertising Materials and any other items in the possession of the Distributor portraying, embodying or based upon the Trademarks or FK's copyright. Upon termination FK will continue the

“after sales service” of previously sold Product and save harmless FK from any costs of any nature within the Territory.

8.

GENERAL

8.1

Arbitration

8.1.1

All disputes arising in connection with this agreement shall be made by notice in writing to the other Party (a “ Dispute Notice”). Upon receipt of a Dispute Notice, the Parties shall in good faith work towards resolving the dispute. In the event that the dispute is not solved within 30 days, such dispute shall be submit to arbitration in accordance with this Section 8.

8.1.2

All disputes arising in connection with this agreement shall be settled by arbitration conducted in accordance with Arbitration Rules of the International Chamber of Commerce with each party naming an arbitrator, and the two arbitrators, in turn, naming a third. The majority decision of the arbitrators will be binding upon the parties, and the costs of arbitration will be borne as determined by the arbitrators.

8.1.3

The place of arbitration will be the State of Nevada. The arbitration will be conducted in the English language.

8.1.4

The Parties hereto agree to be bound by the rules, orders, directions and decisions of the Arbitrator respecting the procedure and conduct of an arbitration held pursuant to this Section 8; subject to a right of appeal to a court in the State of  Nevada, U.S.A.. In connection with this right of appeal, the Parties (and any assignee thereof) hereby irrevocably attorns and submits to the exclusive jurisdiction of the courts of Illinois with respect to any matters arising out of this Agreement and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

8.1.5

Notwithstanding the foregoing requirement that disputes be submitted to arbitration, either Party may elect in its sole discretion to commence proceedings in the courts of an appropriate jurisdiction for injunctive relief or a mandatory order.

8.1.6

Notice

All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, or sent by facsimile, e-mail or other method of electronic transmission capable of making a written record, by internationally recognized private courier or by mail.  Notices sent by mail will be deemed given 10 days after being deposited in the mail, postage prepaid, registered or certified mail (airmailed if mailed outside the country in which the addressee has its address for service).  Notices delivered by hand, or sent by private courier or by facsimile, e-mail or other permitted means of electronic transmission will be deemed given on the day of receipt  if received prior to 4:00 p.m. (local time  at the place of receipt) and on the next business day at such place if received after such time.   All notices shall be addressed as follows:

If to FK:

12121 Wilshire Boulevard Suite 1400

Los Angeles, California
                        90025, USA

                        Phone: +1-866-575-6854
                        Fax: +1-877-420-7950
                        Email: info@fertilizerking.com

If to the Distributor:

Tara Minerals Corp.

2162 Acorn Court

Wheaton, IL 60189 USA

Phone: 1-630-462-2079

Fax: 1-630-456-4135

Email: taragoldresources@comcast.net

and/or to such other respective address or number as may be designated by notice given in accordance with the provisions of this section.

8.2

Assignment

This agreement shall not be assignable by either Party without the prior written consent of the other Party, provided, however, that the Distributor may assign its rights under this agreement absolutely, to (a) an affiliate of the Distributor or a purchaser of all or a substantial part of the Distributor's assets; and (b) to a non-Affiliate of the Distributor after having given FK a right of first refusal, which right shall remain open for a period of not less than 30 days form the date FK was notified.

8.3

Time

Time shall be of the essence of this agreement.

8.4

Modification

No renewal or termination hereof, or modification or waiver of any of the provisions herein, or any future representation, shall be binding upon either Party, unless made in writing by an authorized officer of such Party.

8.5

Non-Waiver

The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this agreement, to exercise any right or privilege in this agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.  No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving Party.

8.6

Entire Agreement

This agreement constitutes the entire agreement between FK and Distributor relating to the distribution and sale of Product in the Territory and supersedes all prior agreements, negotiations and arrangements, written or oral, relating thereto.

8.7

Applicable Law

This agreement shall be governed by and construed in accordance with the laws of the State of Nevada, U.S.A. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this agreement or any agreement between the parties entered into pursuant to this agreement. .

8.8

Severability

If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction from which no further appeal lies or is taken, that provision shall be deemed to be severed herefrom, and the remaining provisions of this Agreement shall not be affected thereby and shall remain valid and enforceable.

8.9

English Language

The Parties declare that they have requested that this Agreement be in the English language.

If required by either FK or the Distributor, the parties agree that this Agreement, any one or more of the ancillary agreements contemplated by this Agreement and any documents or other materials produced in connection with an arbitration pursuant to Section 8 hereof, as applicable, shall be translated into the Spanish language and each Party hereby agrees to execute such Spanish version. In the event of any discrepancy between the Spanish version and the English version of this Agreement, the English version shall prevail.

8.10

Enurement

This Agreement shall be binding upon and enure to the benefit of the parties and their respective executors, administrators, successors and assigns.

8.11

Authority

The signatories below warrant on behalf of their respective corporation, that: (i) they have the right and power and are duly authorized to enter into this Agreement which rights and power are supported by a resolution of the Board of Directors of their respective Party; and (ii) upon their execution of this Agreement, the Agreement shall constitute a valid, binding and enforceable Agreement of the Parties.

8.12

Counterparts

This agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts together shall constitute but one instrument.

IN WITNESS WHEREOFthe Parties have executed this agreement as of the day and year first above written.

FERTILIZER KING CORPORATION LIMITED
Per:	/s/ Anthony Lee
Authorized Signing Officer
TARA MINERALS CORP.
Per:	/s/ Richard Biscan
Authorized Signing Officer

SCHEDULE “A”

PRODUCT

Green Sunshine Microbial Fertilizer	$325 USD/tonne FOB Beijing, China

SCHEDULE “B”

STANDARD TERMS OF SALE OF PRODUCT

Any Sales Contract shall be subject to the terms and conditions of the following terms:

(a)

Payments shall be made in United States Dollars unless mutually agreed upon by the Parties and the purchaser of Product.

(b)

Product will be manufactured and ready for shipping FOB FK’s plant in Beijing within 60 days of the placing of the order. FK shall use its best efforts to fulfill all orders specifying a delivery time shorter than this. In addition to any other liabilities which FK may otherwise incur hereunder, if the Distributor accepts any order which is subject to penalties for late delivery and which FK shall have accepted after notification of said penalties, FK shall indemnify and save harmless the Distributor from any such penalties arising from delivery by FK after the date specified in any such order.

(c)

Distributor shall be responsible for all shipping costs and insurance unless agreed in writing by FK.  All Product shall be shipped FOB the plant in Beijing, where the actual cost for any Insurance and Freight shall be paid by the Distributor of the Product.

(d)

All export duties, taxes and costs payable in FK’s place of manufacture shall be to the cost of FK.

(e)

The risk of loss shall pass to the Distributor of the Product . Title to the Product shall not pass to the Distributor thereof until: (i) final testing of the Product in China prior to loading on board: and (ii) the conditions attached to the letter of credit in favor of FK have been satisfied and the payment to FK has been processed.